Exhibit 99.1

Media
Dan Greenfield
EarthLink
404-432-6526 (mobile)
greenfie@corp.earthlink.net

Investors
Michael Gallentine
EarthLink
404-748-7153
404-395-5155 (mobile)
gallentineml@corp.earthlink.net

EARTHLINK ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2006 EARNINGS

Company Reports Record High Advertising
and Value Added Services Revenue Per Subscriber

First time in company history, broadband revenues exceeded narrowband revenues

Early momentum in new wireless and voice initiatives

ATLANTA, FEBRUARY 6, 2007— EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its fourth quarter and full year ending December 31, 2006.

Highlights for the quarter include:

•                  Income from operations of $9.1 million

•                  Net loss of $(24.8) million, or $(0.20) per share, which includes a $(35.7) million, or $(0.29) per share Helio equity loss

•                  Adjusted EBITDA (a non-GAAP measure) of $21.5 million

•                  Free cash flow (a non-GAAP measure) of $0.8 million

Highlights for the year include:

•                  Income from operations of $75.6 million

•                  Net income of $5.0 million or $0.04 per share, which includes an $(84.8) million, or $(0.65) per share Helio equity loss

•                  Adjusted EBITDA (a non-GAAP measure) of $121.8 million

•                  Free cash flow (a non-GAAP measure) of $74.1 million

“During the quarter, our core access services once again funded our growth initiatives,” said Mike Lunsford, EarthLink interim CEO. “Demonstrating the success of our strategy to attract high-speed subscribers, I am proud to report that this was the first quarter that we generated more revenue from broadband services than from narrowband.

“Our Internet voice initiative had its best quarter yet, and we recorded our record 14th consecutive quarter of growth from our advertising and other value-added services.  We continued our leadership position in municipal Wi-Fi networks, launching service in New Orleans, LA and Milpitas, CA and being selected by the city of Alexandria, VA to build, own and operate a municipal wireless network.”

EarthLink CFO Kevin Dotts added, “Helio, our joint venture with SK Telecom, earned the distinction in 2006 of having one of the fastest revenue growth rates for a new wireless company.  In the second quarter of 2007, we expect Helio to exceed 100,000 high ARPU subscribers, less than ten months after it began active marketing.”

“As we enter 2007, all of us at EarthLink are deeply saddened by the passing of our former CEO, Garry Betty,” observed Lunsford.  “His vision and leadership lives on with this management team who remains committed to transforming EarthLink into a total communications company.”

Operating and Financial Results

EarthLink Revenue and Subscribers

For the quarter, broadband revenues increased to $150.3 million, or 35.0 percent, compared to the fourth quarter of 2005.  This increase was driven primarily by our acquisition of New Edge Networks.

During the fourth quarter of 2006, EarthLink added 29,000 net broadband customers, which included a one-time reduction of 19,000 subscribers related to a broadband partner’s database reconciliation.  Additionally, the net growth in broadband customers included 12,000 net voice subscribers, which was EarthLink’s best quarter for voice subscriber additions.

EarthLink increased its advertising and other value-added services revenue for a record 14th straight quarter, growing to $24.2 million or a 25.1 percent increase compared to the fourth quarter of 2005.  This increase was driven primarily by search, incremental product sales and advertising.  In the fourth quarter, EarthLink generated $1.52 per average customer per month in incremental revenue compared to $1.21 in the fourth quarter 2005.

While EarthLink continued to experience growth in its broadband and value-added services revenues, narrowband and web-hosting revenues continued to decline.  For the quarter, narrowband revenues decreased 15.8 percent to $145.2 million and web-hosting revenues declined 12.0 percent to $8.4 million.  Net narrowband subscribers declined by 29,000 to end the quarter at 3.3 million, a 7.8 percent decrease from the fourth quarter of 2005.  EarthLink ended the quarter with 112,000 web hosting accounts, a decrease of 11.8 percent from the fourth quarter of 2005.

For the quarter, total revenues increased to $328.2 million, a 5.0 percent increase from the fourth quarter of 2005.  The increase in total revenues was driven by growth in broadband and advertising and other value-added services revenues, which outpaced declines in narrowband and web-hosting revenues.

For the full year ended December 31, 2006, total revenues were $1.3 billion, a 0.9 percent increase from the prior year.  Driving this increase was growth in broadband and advertising and value-added services revenue, partially offset by declines in narrowband and web-hosting revenues.

EarthLink’s share of Helio’s revenue, subscriber growth and other top-line measures are not included in our subscriber counts, revenue results or guidance.  Only our share of Helio’s net loss is reflected in our financial statements under the equity method of accounting for investments.

EarthLink Profitability and Other Financial Measures

EarthLink’s core access services continued to generate significant cash for reinvestment into our broadband growth initiatives.  During the quarter, earnings before interest, income taxes, depreciation, amortization, net losses of equity affiliate, gain on investments in other companies, net, and facility exit and restructuring costs, net investments in growth initiatives, and stock-based compensation expense (adjusted EBITDA from core access services, a non-GAAP measure) from these existing access services increased to $58.2 million, compared to $55.7 million in the fourth quarter of 2005.  In the fourth quarter of 2006, EarthLink reinvested $33.2 million in the form of increased operating and marketing expenses to further develop and market its broadband growth initiatives, including voice, municipal Wi-Fi and business services compared to $8.0 million in the fourth quarter of

2005.  For the fourth quarter of 2006, the adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, net losses of equity affiliate, gain on investments in other companies, net, and facility exit and restructuring costs, a non-GAAP measure) was $21.5 million, a 54.5 percent decrease compared to the fourth quarter of 2005.

For the full year 2006, adjusted EBITDA from the core access services increased to $232.2 million compared to $223.3 million in 2005.  In 2006, EarthLink reinvested $96.1 million in increased operating and sales and marketing expenses related to EarthLink’s emerging broadband service offerings as the company sought to develop and grow these areas, compared to $8.0 million in the year ended 2005.  EarthLink’s reported full year adjusted EBITDA was $121.8 million, a 43.0 percent decline from 2005.

The increase in spending related to the broadband growth initiatives noted above coupled with the Helio equity loss of $(35.7) million, resulted in a net loss for the quarter of $(24.8) million, or $(0.20) per share, compared to net income of $29.2 million, or $0.22 per share, in the prior year quarter.

For the full year 2006, EarthLink recorded net income of $5.0 million, or $0.04 per share, compared to $142.8 million or $1.02 per share in 2005.  This decrease in earnings was primarily due to the increase in operating and sales and marketing expenses incurred in 2006 to launch the broadband initiatives and the Helio equity loss of $(84.8) million.

Helio Revenue, Subscribers and Profitability

Helio launched its first products and services in May 2006 and began marketing in mid-July. The fourth quarter was Helio’s first quarter of significant ramp up.  Helio generated $46.6 million in revenue and ended the year with an annualized revenue run rate in excess of $100 million.  For the year, Helio’s net loss was ($191.6) million as it made major investments in infrastructure and products to support future growth.  Net of certain amortization related transactions, EarthLink’s proportionate share of Helio’s loss resulted in an equity loss of $(84.8) million compared to an equity loss of $(15.6) million in 2005.

Helio ended the quarter with approximately 70,000 subscribers.  These subscribers have a high ARPU and are all post-paid.  Helio expects to pass 100,000 subscribers early in the second quarter, less than 10 months from its launch of marketing.

EarthLink’s partnership with SK Telecom gives Helio access to some of the most advanced wireless technology in the world, and Helio is using that to its advantage. In a very short time, Helio launched three high-end exclusive handsets, the first MySpace Mobile service, the first buddy finder service by a carrier, which Helio calls “Buddy Beacon,” the first GPS-enabled Google Maps and many other services that were firsts for the U.S. wireless industry.  In addition, Helio’s marketing has been effective in carving out a niche with its target consumers, achieving approximately 60 percent aided awareness with its young consumer core segment and over 70 percent aided awareness amongst Korean Americans for its Helio Powered by SK Telecom brand offering.  Helio has also successfully grown its distribution from zero to about 2,700 retailer doors nationwide and in the fourth quarter opened its first four Helio company-owned stores in Santa Monica, San Diego, Palo Alto, CA and Cherry Creek, outside of Denver, CO.

EarthLink Balance Sheet and Cash Flow

As a result of the increase in activity related to EarthLink’s strategic growth initiatives, free cash flow (a non-GAAP measure) was $0.8 million during the quarter compared to $38.2 million in the fourth quarter of 2005.

During the fourth quarter of 2006, EarthLink purchased approximately 800,000 shares of its common stock for $5.8 million pursuant to its share repurchase program.  Additionally, during the fourth quarter of 2006, EarthLink successfully completed the issuance of convertible debt which generated $236.7 million in net proceeds. EarthLink ended the quarter with $394.8 million in cash, down 6.5 percent from the prior year fourth quarter.

Non-GAAP Measures

Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation and amortization, net losses of equity affiliate, gain on investments in other companies, net and facility exit and restructuring costs.  Adjusted EBITDA from core access services is defined as earnings before interest income and expense, income taxes, depreciation and amortization, net losses of equity affiliate, gain on investments in other companies, net, facility exit and restructuring costs, net investments in growth initiatives, and stock-based compensation expense.  Free cash flow is defined as income from operations before facility exit and restructuring costs and depreciation and amortization, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA, and adjusted EBITDA from core access services and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 3 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Business Outlook

These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

Excluding the previously announced one-time reduction of approximately 750,000 to 775,000 broadband subscribers presently included in EarthLink’s subscriber base which will be removed upon termination of the Embarq wholesale agreement in April 2007, the company expects a net decline of 75,000 to 175,000 ending subscribers for the year.

For the year, EarthLink expects revenues to be between $1.30 and $1.35 billion, flat to slightly up from $1.3 billion in 2006, positively impacted by the new broadband initiatives, advertising and search revenues and increases in existing value narrowband and broadband services together with declines in premium narrowband.

As noted earlier, EarthLink’s revenue and subscriber outlook does not include its share of Helio’s revenue or subscribers.

For 2007, EarthLink expects its core access services to generate between $180 million and $200 million of adjusted EBITDA.  The company expects to increase the marketing of its voice and business services initiatives which were only marketed for a portion of the year in 2006.  Additionally, in 2007, EarthLink expects to significantly expand its municipal Wi-Fi coverage areas and increase the marketing of the service as compared to 2006.  Consequently, EarthLink expects to incur increased operating and sales and marketing expenses to continue growing these broadband initiatives services.  As such, adjusted EBITDA is expected to be between $80.0 million to $100.0 million for the year.

EarthLink expects Helio to continue aggressively growing their subscriber base during 2007, tripling by the end of the year to between 200,000 to 250,000 subscribers.   These subscribers are expected to be post-paid with an ARPU of $90-$100.  For the year, EarthLink expects Helio will more than triple its revenue to $140.0 million to $170.0 million.  EarthLink further expects Helio to continue to introduce new products and services and to expand distribution in retail channels and a limited number of company-owned stores.  As Helio continues to build its subscriber base over time, EarthLink expects Helio’s cost structure to begin realizing the benefits of economies of scale which should result in lower subscriber acquisition cost and increased operating margins.  As Helio will not yet have realized these benefits of economies of scale and will be incurring sales and marketing expenses as it ramps up throughout the year, Helio’s net loss for the year is expected to be $(330.0) million to $(360.0) million.

With the expected decrease in adjusted EBITDA coupled with the anticipated increase in Helio equity losses of $(160.0) million to $(180.0) million, EarthLink expects its net loss for the year to be between $(110.0) million to $(150.0) million.

For the first quarter 2007, EarthLink expects revenues to be between $325.0 million and $330.0 million, positively impacted by the new broadband services, increases in existing value narrowband and broadband services, advertising and search revenues together with declines in premium narrowband revenues.

EarthLink expects adjusted EBITDA to be between $7.0 million and $12.0 million for the quarter as the company expects to increase operating and sales and marketing expenses to grow its new initiatives, plus the company expects to incur a one-time charge to operations of $6.4 million related to compensation payments and other benefits to EarthLink’s former CEO’s estate.

EarthLink expects to record a net loss of between $(32.0) million and $(42.0) million for the quarter driven by a Helio equity loss of between $(35.0) million and $(40.0) million.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on February 6, 2007 at 8:30 a.m. Eastern Standard Time (EST) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.  Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-IRHome .

A taped replay will be available beginning at 11:30 a.m. EST on February 6, 2007 through midnight on February 13, 2007 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 5521422.

  The Webcast of this call will be archived on EarthLink’s site at:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-audioArchives ..

Investment Community Meeting

EarthLink’s executive team and Helio CEO Sky Dayton will host a half-day meeting with the investment community on May 9, 2007 in New York, New York.  The purpose of this meeting is to present and discuss an updated view of EarthLink’s strategic growth initiatives, which include municipal Wi-Fi networks, voice and EarthLink’s wireless joint-venture Helio, as well as EarthLink’s core access operations.

The investment community meeting is expected to begin at 8:00 a.m. EDT on May 9, 2007, and is expected to conclude at approximately 12:30 p.m. EDT.  For investment community professionals interested in attending, the meeting will be held at:

The Sofitel, New York

45 West 44th Street

New York, New York  10036

If you would like to attend, please respond to Mike Gallentine - vice president, investor relations, at gallentineml@corp.earthlink.net indicating your expected attendance. Due to space constraints, attendance will be limited to the first 100 investment community professionals responding.

Further investment community meeting details including web-casting information will be provided in subsequent releases.

About EarthLink

“EarthLink. We revolve around you™.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial-up, high-speed, voice, web hosting, wireless or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.EarthLink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995.  These risks include, without limitation, (1) that we may be unable to successfully enhance existing or develop or offer new products and services in a cost-effective or timely manner to meet customer demand in the rapidly evolving market for Internet, wireless and IP-based communications services, including new products and services offered in connection with our voice and municipal broadband network initiatives; (2) that we may not realize the benefits we are seeking from our investments in the Helio joint venture or our other investment activities, as a result of lower than predicted revenues or subscriber levels of the companies in which we invest, larger funding requirements for those companies or otherwise; (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce prices for our services which would adversely impact average revenue per user; (5) that we may experience significant fluctuations in our operating results and rate of growth and may not be profitable in the future; (6) that we may not be successful in making and integrating acquisitions and investments into our business, which could result in operating difficulties; (7) that the continued decline of our narrowband revenues would adversely affect us; (8) that we may not be able to successfully execute our broadband strategy which could materially and adversely affect our subscriber growth rates, future overall revenues and profitability; (9) that we may be unable to maintain or increase our customer levels if ILECs and cable companies do not provide last mile broadband access to us on a wholesale basis or on terms or at prices that allow us to grow and be profitable in the broadband market, especially as a result of the U.S. Supreme Court ruling and FCC order concerning wholesale broadband access; (10) that our commercial, marketing and other alliance arrangements, may not be renewed, may be terminated, or may not be as beneficial to us as we anticipate; (11) that the market for VoIP services may not develop as anticipated; (12) that we may not generate the returns anticipated on our investments to construct and deploy municipal wireless broadband networks; (13) that our third-party network providers may be unwilling or unable to provide Internet, wireline and wireless telecommunications access; (14) that our third-party providers for technical and customer support and billing services may be unable to provide these services on an economical basis or at all; (15) that service interruptions or impediments could harm our business; (16)

that business failures and mergers in the telecommunications industry may inhibit our ability to manage our costs; (17) that government regulations could force us to change our business practices; (18) that we may be unable to protect our proprietary technologies or successfully defend infringement claims and that we may be required to enter licensing arrangements on unfavorable terms; (19) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (20) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (21) that we may not be able to continually develop effective business systems, processes and personnel to support our business; (22) that we may be unable to hire and retain qualified personnel, including our key executive officers; (23) that our stock price has been volatile and may continue to be volatile; (24) that provisions in our certificate of incorporation, bylaws and shareholder rights plan could limit our share price and delay a change of management; and (25) that some other unforeseen difficulties may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2005.

Consolidated Financial Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006
	(dollars in thousands, except per share data)
Statement of Operations Data
Revenues:
Narrowband access	$172,337	$145,166	$742,757	$617,963
Broadband access	111,354	150,326	441,736	559,681
Advertising and other value-added services	19,362	24,219	64,909	88,140
Web hosting	9,595	8,439	40,670	35,483
Total revenues	312,648	328,150	1,290,072	1,301,267

Operating costs and expenses:
Telecommunications service and equipment costs	87,637	111,263	366,654	424,425
Sales incentives	1,579	1,653	8,323	6,188
Total cost of revenues	89,216	112,916	374,977	430,613

Sales and marketing	98,923	103,105	390,172	393,807
Operations and customer support	55,178	67,037	233,907	260,941
General and administrative	29,845	32,542	112,173	128,479
Acquisition-related amortization	2,599	3,495	12,267	11,902
Facility exit and restructuring costs (1)	72	—	2,080	(117)
Total operating costs and expenses	275,833	319,095	1,125,576	1,225,625

Income from operations	36,815	9,055	164,496	75,642
Gain on investments in other companies, net	440	—	2,877	377
Net losses of equity affiliate	(8,674)	(35,666)	(15,608)	(84,782)
Interest income and other, net	4,280	2,814	13,491	14,636
Income (loss) before income taxes	32,861	(23,797)	165,256	5,873
Provision for income taxes (2)	3,711	955	22,476	886
Net income (loss)	$29,150	$(24,752)	$142,780	$4,987

Basic net income (loss) per share	$0.22	$(0.20)	$1.04	$0.04
Diluted net income (loss) per share	$0.22	$(0.20)	$1.02	$0.04
Basic weighted average common shares outstanding	131,008	122,654	137,080	128,790
Diluted weighted average common shares outstanding	134,687	122,654	139,950	130,583

Other Financial Data

Earnings Before Interest; Income Taxes; Depreciation and Amortization; Net Losses of Equity Affiliate; Gain on Investments in Other Companies, net; and Facility Exit and Restructuring Costs (Adjusted EBITDA, a non-GAAP measure) (3):

Reconciliation of net income (loss) to Adjusted EBITDA (3):
Net income (loss)	$29,150	$(24,752)	$142,780	$4,987
Provision for income taxes (2)	3,711	955	22,476	886
Depreciation and amortization	10,434	12,493	47,138	46,289
Gain on investments in other companies, net	(440)	—	(2,877)	(377)
Net losses of equity affiliate	8,674	35,666	15,608	84,782
Interest income and other, net	(4,280)	(2,814)	(13,491)	(14,636)
Facility exit and restructuring costs (1)	72	—	2,080	(117)
Adjusted EBITDA (3)	$47,321	$21,548	$213,714	$121,814

Depreciation and amortization:
Depreciation - cost of revenues	$4,631	$5,057	$18,907	$18,909
Depreciation - other	3,204	3,941	15,964	15,478
Acquisition-related amortization	2,599	3,495	12,267	11,902
Depreciation and amortization	$10,434	$12,493	$47,138	$46,289

Earnings Before Interest; Income Taxes; Depreciation and Amortization; Net Losses of Equity Affiliate; Gain on Investments in Other Companies, net; Facility Exit and Restructuring Costs; Net Investments in Growth Initiatives; and Stock-Based Compensation Expense (Adjusted EBITDA from Core Access Services, a non-GAAP measure) (3):

Reconciliation of net income (loss) to Adjusted EBITDA from Core Access Services (3):
Net income (loss)	$29,150	$(24,752)	$142,780	$4,987
Provision for income taxes (2)	3,711	955	22,476	886
Depreciation and amortization	10,434	12,493	47,138	46,289
Gain on investments in other companies, net	(440)	—	(2,877)	(377)
Net losses of equity affiliate	8,674	35,666	15,608	84,782
Interest income and other, net	(4,280)	(2,814)	(13,491)	(14,636)
Facility exit and restructuring costs (1)	72	—	2,080	(117)
Net investments in growth initiatives	7,954	33,212	7,954	96,134
Stock-based compensation expense	390	3,416	1,495	14,241
Adjusted EBITDA from core access services (3)	$55,665	$58,176	$223,163	$232,189
Free Cash Flow (a non-GAAP measure) (3):
Reconciliation of income from operations to free cash flow (3):
Income from operations	$36,815	$9,055	$164,496	$75,642
Facility exit and restructuring costs (1)	72	—	2,080	(117)
Depreciation and amortization	10,434	12,493	47,138	46,289
Purchases of property and equipment	(7,220)	(14,457)	(33,879)	(38,852)
Purchases of subscriber bases	(1,884)	(6,243)	(6,690)	(8,879)
Free cash flow (3)	$38,217	$848	$173,145	$74,083

Other Data

	December 31, 2005	September 30, 2006	December 31, 2006
Key Operating Data:
Narrowband subscribers	3,580,000	3,330,000	3,301,000
Broadband subscribers	1,608,000	1,857,000	1,886,000
Web hosting accounts	127,000	116,000	112,000
Total subscriber count at end of period	5,315,000	5,303,000	5,299,000

Number of employees at end of period (4)	1,732	2,250	2,210

	December 31, 2005	September 30, 2006	December 31, 2006
	(in thousands)
Balance Sheet Data:
Cash and marketable securities	$422,119	$158,187	$394,776
Stockholders’ equity	521,864	501,295	458,664

Reconciliation of Guidance Provided in Non-GAAP Measures (amounts are estimates) (3)

	Three Months Ending March 31, 2007	Year Ending December 31, 2007
	(in millions)
Reconciliation of Net Loss to Adjusted EBITDA (3):
Net loss	($42) - ($32)	($150) - ($110)
Depreciation	10	52
Acquisition-related amortization	3	11
Net losses of equity affiliate	35 - 40	160 - 180
Interest income and other, net	(4)	(13)
Adjusted EBITDA (3)	$7 - $12	$80 - $100

Footnotes

1.                  EarthLink periodically evaluates and adjusts its estimates for facility exit and restructuring costs based on currently-available information. Such adjustments are included as facility exit and restructuring costs in the respective period.

2.                  The provision for income taxes during the three and twelve months ended December 31, 2005 consisted of $1.0 million and $5.4 million state income and federal and state alternative minimum tax (“AMT”) amounts due, respectively, and the AMT was payable primarily due to the net operating loss carryforward limitations associated with the AMT calculation. The provision for income taxes during the three and twelve months ended December 31, 2005 also included a non-cash, deferred tax provision of $2.7 million and $17.1 million, respectively, associated with the utilization of net operating loss carryforwards which were acquired in connection with the acquisitions of OneMain.com, Inc., PeoplePC Inc. and Cidco Incorporated. The provision for income taxes during the three and twelve months ended December 31, 2006 primarily consisted of state income tax amounts due.

EarthLink continues to maintain a valuation allowance against its unrealized deferred tax assets, and EarthLink may recognize deferred tax assets in future periods when they are estimated to be realizable.  To the extent EarthLink reports income in future periods, EarthLink intends to use its net operating loss carryforwards to the extent available to offset taxable income and reduce cash outflows for income taxes.

3.                  Earnings before interest income and expense, income taxes, depreciation and amortization, net losses of equity affiliate, gain on investments in other  companies, net, and facility exit and restructuring costs (Adjusted EBITDA); earnings before interest income and expense, income taxes, depreciation and amortization, net losses of equity affiliate, gain on investments in other companies, net, facility exit and restructuring costs, net investments in growth initiatives; and stock-based compensation expense (Adjusted EBITDA from Core Access Services); and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.  Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, and facility exit and restructuring costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

4.                  Represents full-time equivalents.